Exhibit 6.2

ANGEL STUDIOS [TBD], INC.

Picture Services Agreement

This PICTURE SERVICES AGREEMENT (referred to hereafter as the “Deal Terms”), together with the attached Exhibit A and Exhibit B (collectively with the Deal Terms, referenced hereafter as the “Agreement”), is dated March 7, 2025 (the “Effective Date”), and is between ANGEL STUDIOS [TBD], INC., a Delaware corporation, with an office address at 295 W Center, Provo, UT 84058 (“We,” “Us,” or “Angel”) and THE WONDER PROJECT, INC. a Delaware limited liability company with an office address at 2700 Pennsylvania Ave. Ste. 1000, Santa Monica, CA 90404 (“You,” “Licensor”, or “Wonder”).

WHEREAS, Angel is in the business of providing certain services to market and distribute video and motion pictures;

WHEREAS, Licensor owns a completed feature film entitled “SKETCH” (which collectively, with any derivative audio-visual content, is referenced hereafter as the “Picture”);

WHEREAS, Licensor seeks the services of Angel and Angel wishes to provide the services described in these Deal Terms, all as further detailed in the Standard Terms and Conditions (“ST&C”) set forth at Exhibit A, and the Picture Specifications & Delivery Requirements set forth at Exhibit B, each of with, together with the Deal Terms, are integrated with each other and incorporated by reference; and

WHEREAS, the Picture Specifications & Delivery Requirements contain particulars about the Picture and a list of each element that should be created and delivered to facilitate performance by the parties hereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	CONDITIONS PRECEDENT: The following are prerequisites to performance of the Agreement: (a) Angel’s review and approval of the legal chain-of-title to the Picture, as further described in Paragraph 1 of the ST&C; (b) the Picture must receive a passing score from the Angel Guild; and (c) both parties must sign this Agreement.

2.	LICENSES: Licensor hereby grants and licenses to Angel: (a) an exclusive, royalty-bearing (as expressly set forth in the Section 4 of the Agreement), assignable solely to Angel Studios, Inc. (“ASI”), a Delaware corporation and parent company of Angel, except as expressly set forth in the Agreement, right and license to market and distribute the Picture within the Territory and during the Term (as defined below as further detailed in this section, in consideration for credits and remuneration as further discussed herein (the “Distribution License”); (b) a irrevocable, non-exclusive, solely in the Territory (as defined below) and during the Term, sub-licensable solely to ASI, except as expressly set forth in the Agreement, royalty bearing as described in Section 4, right and license to manufacture, have manufactured, sell, have sold, distribute, have distributed, mint or have minted any merchandise or non-fungible digital collectible scenes and frames derived from the Picture (this license is referred to hereafter as the “Merchandising License”); and (c) a, non-exclusive, solely in the Territory and during the Term, sub-licensable to ASI, except as expressly set forth in the Agreement, royalty bearing as described in Section 4, right and license to exhibit the Picture on any ASI digital platform or app (this license is referred to hereafter as the “Streaming License”). Collectively, these licenses may be referred to hereafter as the “Licenses”.

a.	Media, Territory, Term and Credits:

i.	Media: In addition to the Angel Rights detailed in Paragraph 2 of the ST&C, Angel is hereby granted the right to livestream short excerpts (under 5 minutes) of the Picture on its apps and Angel’s social media channels to facilitate marketing of the Picture in accordance with any applicable contractual restrictions or obligations per existing talent agreements and union rules and regulations.

ii.	The Territory: For both Angel and Producer, territory means the entire world, in all languages.

iii.	The Term: The term of this Agreement shall commence on the date of full execution hereof and continue for twenty (20) years from the earliest of (a) Angel’s receipt and approval of all Essential Delivery materials (b) the first exploitation of the Rights by Angel and (c) the Outside Release Date (as defined below) (the “Term”). If Producers receive 120% return on their principle investment of $5,800,000 within the Term, then the Term shall become perpetual.

iv.	Window. Angel shall have the right to distribute the Picture worldwide for thirty (30) days (or longer period if mutually agreed); followed by the right to have the Picture on Angel’s owned and operated platforms exclusively for ninety (90) days; provided, however, Angel shall consider in good faith a shortened exclusive window in order for Licensor to exhibit on Licensor’s platform once it launches (“Exclusive Angel Window”); and then Licensor and Angel shall have a co-exclusive window to have the Picture exhibited on their respective platforms (the “Co-Exclusive Window”) thereafter.. At any time during the Exclusive Angel Window or the Co-Exclusive Window, Angel shall ensure to optimize revenue even if it means licensing the Picture to third parties during such period(s); provided however, any third party license during the Co-Exclusive Window to a faith based SVOD service shall require Licensor’s prior written approval.

v.	Credits: Angel shall be entitled to the following credits: A) Up to three (3) executive producer credits for Angel or Angel-affiliated executives on a single card in the Picture’s main titles; B) a logo credit in the main titles; and C) an “Angel Studios Presents” credit, which all logos may be modified in creative consultation with the director of the Picture (the “Director”), the final version of which shall be subject to mutual approval. The names of the executive producer (s) shall be tendered by Angel to Licensor.

b.	Angel Services: Angel shall use its commercially reasonable best efforts to provide the following services:

i.	Facilitate a wide theatrical release of the Picture through major domestic exhibitors, including but not limited to AMC, Regal, and Cinemark within the top twenty (20) markets in the United States as measured by box office revenue data collected by Box Office Mojo within 30 days of the theatrical release date on a minimum 1,200 screens and for an exclusive window of 30 days. Angel will use reasonable best efforts to theatrically release the Picture in the summer of 2025, but no later than December 1, 2025 (the “Outside Release Date”).

ii.	Facilitate a theatrical release of the Picture through Angel’s foreign exhibitor partners in the following enumerated territories: Australia, New Zealand, Brazil, Colombia, Mexico, Argentina, Bolivia, Chile, Panama, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Ecuador, Peru, Paraguay, Uruguay, Portugal, Philippines, Spain, Germany, Singapore, South Africa, Japan, and the Middle East, plus good faith efforts to release theatrically in a total of sixty additional territories including France, Italy, UK, Ireland, Etc.

iii.	Assistance with a capital campaign to raise up to Five Million Dollars ($5,000,000) from retail investors in compliance with state and federal securities and crowdfunding laws (“Crowdfunded P&A”). No interest shall accrue on Crowdfunded P&A; notwithstanding, Licensor understands and agrees that there is a premium coupon attached to Crowdfunded P&A (typically 15% to 20%).

3.	MARKETING & DISTRIBUTION: Angel and Licensor shall each employ commercially reasonable best efforts to market and distribute the Picture in a manner intended to maximize potential revenues, based upon cooperative performance between the parties of the following:

a.	Access to Marketing Assets: You will use best efforts to make available to Us “Behind-the-Scenes Footage” and “on set photography on a timely basis as well as any other creative marketing assets You have or may have access to related to the Picture.

b.	Consultation: We will consult with You regarding our marketing and distribution activities and release plan. You shall have the right to meaningful consultation on i) the primary key art, ii) the primary trailer and iii) the release strategy; provided that any marketing material shall meet the Brand Guide (defined below). You shall promptly coordinate all promotional activity You intend to undertake with Us.

c.	Other Motion Pictures: You acknowledge that We have the right to promote and provide our services to benefit any other motion picture or video and work with any other motion picture or video producers on any streaming channel or other distribution platform on which We distribute your Picture.

d.	Brand and Voice Guide: Angel and Licensor shall meaningfully collaborate on the creation of a Project brand and voice guide (“Brand Guide”). Provided Angel adheres to the Brand Guide, Angel shall have broad latitude to market the Picture in its discretion. Licensor may object to any marketing or promotional campaign by providing Angel written notice of the asset or strategy to which it objects and the reasons therefore. Upon receipt of such objection, Angel shall consult in good faith on ways to revise or amend the marketing to resolve Licensor’s concerns. Angel will set up, control and administer the Project-based social media accounts (“Project Social Media Accounts”) and Angel and Licensor shall each have direct access to log in to such accounts (including direct access to all data associated with such accounts). Angel agrees to strictly follow the Brand Guide in all social media engagements.

e.	Project IP. The underlying intellectual property of the Project, Project Social Media Accounts and any derivatives (collectively, the “Project IP”) shall be owned and managed by Licensor. Licensor’s Business and Legal Affairs team shall handle all legal aspects of the Project IP including copyright and trademark registrations.

f.	Wonder and Angel SVOD: Each of Wonder and Angel shall attribute a license fee for its exhibition of the Picture on the Wonder controlled platform(s)/channel(s) (the “Wonder Platform License”), as such Wonder Platform License will be negotiated between the parties in a separate agreement with an effort to close such agreement within 30 days of execution of this Agreement, and Angel controlled platform(s)/ channel(s); Wonder Platform License fee(s) shall be treated as Gross Angel Licensing Revenues. The Angel MG (defined below in Section 4) shall be reducible by the Wonder Platform License. The license fee for Angel Platform shall be the Producer Guild Share of Net Guild Revenue set forth in subparagraph 4(b) below.

4.	CONSIDERATION: As payment for all of the Angel Rights, including the Licenses, the parties agree to a revenue sharing arrangement after the recoupment of agreed upon costs by Angel, as detailed in this section. Angel will guarantee a minimum of six million dollars ($6,000,000) in Net Revenue Share to Licensor (the “Angel MG”)(adjusted by any amount allocated to Angel for the Wonder Platform License) to Licensor within 5 years from the Outside Release Date. To maximize net revenues shared between the parties, Angel won’t assess a distribution fee and will cap the amount of deductible marketing costs, and revenue will be shared as described below:

a.	Angel Revenue: Angel will report and account for any and all the revenues it derives from exploitation of the Angel Rights and Licenses as defined in paragraph 2 of the ST&C and including but not limited to, Distribution License, Merchandising License, Streaming License including subscription fees, sublicensing fees, Pay-it-Forward revenues, and social media licensing revenues (collectively referred to hereafter as “Gross Angel Licensing Revenues”). From the aggregate sum of the Gross Angel Licensing Revenues, Angel will deduct and share the balance as follows:

i.	Distribution Fee: None.

ii.	Permitted Distribution and Marketing Expenses: “Permitted Distribution & Marketing Expenses”, defined in Paragraph 4 of the ST&C, shall be the only permitted deductions from the Gross Angel Licensing Revenues and the Permitted Marketing Expenses shall be capped as described in the immediately following sentence. Licensor hereby acknowledges and agrees that Angel is permitted to spend up to ten million dollars ($10,000,000), at its sole discretion, for the theatrical marketing of the Picture in accordance with the Brand Guide (the “Theatrical Marketing Cap”), and any higher amount shall require Licensor’s written approval, with such expenditures to be based on the performance of the Picture and unless otherwise agreed in writing by Angel and Licensor. Angel will first spend the funds from Crowdfunded P&A (as defined in paragraph 2b (ii) above) to market the Picture, before using its own funds through Angel’s revolving P&A credit line for these expenses. The Crowdfunded P&A and Institutional P&A including any agreed upon interest/returns due (the “P&A Break-Even Point”), will first be deducted from Gross Angel Licensing Revenues after which any additional marketing expenses as defined in paragraph 4 of the ST&C will be deducted. For purposes of clarity, the Theatrical Marketing Cap shall not include any of Angel’s overhead and shall only include P&A Costs. After the domestic theatrical run ends, Angel may, with meaningful consultation by Licensor deduct a percentage of up to twenty-five percent (25%) of Gross Angel Licensing Revenue (“Licensing Marketing Cap”) to continue marketing the Picture for the duration of the Agreement. Amounts in excess of the Theatrical Marketing Cap or Licensing Marketing Cap must be mutually approved by the parties in order to be deducted.

iii.	PR Services. Angel shall retain the services of Brooke Blumberg at Sunshine Sachs to provide PR services for the theatrical opening of the Picture for a period of time as agreed between the parties. Such costs shall be part of the permitted Marketing Expenses.

iv.	Measurement Periods and Reporting: The Gross Angel Licensing Revenues and the Permitted Distribution & Marketing Expenses shall be reported by Angel within forty-five (45) days of the end of each quarter during the Term of the Agreement. Customary reports of profit and loss, income and expense, and gross and net revenue, collected and incurred in performance of this Agreement shall be prepared and reported by Angel which accounting shall include a summary of distribution and marketing activities, costs, and revenues. The reports shall be distributed to Licensor within forty-five (45) days after the end of each quarter during the Term and any renewal term of the Agreement.

v.	Net Revenue Share: The net revenue remaining from the deduction of Permitted Distribution & Marketing Expenses from the Gross Angel Licensing Revenues shall be referred to hereafter as the “Net Licensing Revenues”. The Net Licensing Revenues will be split 66.67% to Licensor and 33.33% to Angel subject to adjustment for any amounts accruing to Licensor’s benefit for the Wonder Platform License as set forth in the schedule in subparagraph (c) below; collectively, this revenue share is hereafter referred to as the “Net Revenue Share”. Licensor’s Net Revenue Share, after adjustment for the value of the Wonder Platform License, shall be tendered by Angel to Licensor quarterly, within forty-five (45) days following the distribution of the quarter’s reports to Licensor. For added clarity, Angel does not retain any of the 25% marketing cap(s) (i.e. Theatrical Marketing Cap or Licensing Marketing Cap) for its own account and does not take any margin or mark up on its Marketing and Distribution Expenses. Angel will guarantee a minimum of six million dollars ($6,000,000) in revenue back to Producer from the aggregate of Licensor Net Revenue Share and Filmmaker Guild Share (see paragraph b, below) within five (5) years from the Outside Release Date (the “Angel MG”). The Angel MG obligation shall be reduced by any amounts allocated by Licensor for the Wonder Platform License. For the avoidance of doubt, Angel agrees to pay any difference (i.e., deficiency) between Licensor Net Revenue/Filmmaker Guild Share paid to Licensor and the Angel MG, on or before the time such amounts become due.

vi.	Third-party Residuals: Angel shall be responsible for paying all third-party residuals, provided Angel is made aware of any obligations and agreements of Licensor with respect to the production, including royalties to performing rights societies for blanket music licenses required for the Picture and all union residuals from the exploitation of the Picture. Third-party royalties and residuals shall be included in the permissible Distribution Expenses set forth in Paragraph 5 of the ST&C.

b.	Angel Guild Membership Fees: Revenue from Angel Guild membership fees shall be separate from the Net Revenue Share and set aside for participating filmmakers after the deduction of certain Guild related costs including, but not limited to (A) transaction fees, (B) wholesale theatrical ticket costs; (C) 25% Guild marketing expenses; and (D) digital currency (“LUMENS”) transaction costs (“Net Guild Revenue”). The Net Guild Revenue shall be split fifty percent (50%) to participating filmmakers (“Filmmaker Guild Share”) and fifty percent (50%) retained by Angel (“Angel Guild Share”). Filmmaker Guild Share will in turn be split between participating filmmakers based on a pro rata viewing time algorithm which is applied uniformly with any other picture or title appearing in the Angel platform. For example, if Licensor’s Picture makes up 17% of the total time watched by Guild members, Licensor would be entitled to 17% of the Filmmaker Guild Share. Licensor’s portion of the Filmmaker Guild Share shall hereafter be known as “Producer Guild Share.”

5.	CREATIVE CONTROL + GUILD PROCESS: Licensor shall have final creative control over the Picture subject to i) the Angel Guild process below; and ii) Angel’s ability to set the run time of the Picture. The foregoing notwithstanding, Licensor shall determine how to meet Angel’s run time requirement in its sole discretion. Angel acknowledges that the Picture is a completed film that was publicly screened at the 2024 Toronto Film Festival and changes or edits to satisfy i) a specific MPAA rating requirement or ii) a language requirement to meet Angel’s Guild Process minimum requirements or otherwise will be done in consultation with the Picture’s filmmakers so that Licensor can make those changes in a timely manner or in accordance with the Angel Guild process as a recoupable Distribution Expense. The parties agree to work toward an MPAA rating no more restrictive than a PG rating.

a.	Guild Process[1]: Upon completion of a “locked” edit (“Locked Edit”)[2] of the Picture , Licensor shall submit the “Locked Edit” to the Angel Guild for review. Provided the Locked Edit receives a passing score Angel will set a release date for the Licensor’s version of the Picture including the Locked Edit.

i.	If the Picture does not receive a passing score from the Guild, Licensor shall have six months to refine the cut (music, color, audio mix, VFX, etc.) to try to get a passing score and a release date. Angel to pay any associated costs which will be treated as a recoupable Distribution Expense. The Director has the first opportunity to implement any changes.

ii.	If, after six (6) months from the Locked Cut, the Picture still has not passed the Guild, then Angel shall have the right (at its election and sole cost) to create its own edit of the Picture (the “Angel Cut”) to submit to the Angel Guild. If the Angel Cut receives a passing score, Angel shall set a release date for the Angel Cut. Release dates shall be set by Angel in its sole discretion after consideration is given for the overall Angel slate and general market conditions. Angel acknowledges that the Director has final cut rights. Any “material” changes to a Locked Cut, Final Cut, or Angel Cut shall require resubmission to the Guild for re-evaluation. Material changes are those that change the audio/visual elements of the Picture and not merely technical improvements such as audio sweetening or color correction.

1 Angel reserves the right to amend and update its Guild scoring requirements at any time during the Term, provided however, that such policy changes shall be applied uniformly across all projects currently in the Guild and shall not be applied on a film by film basis.

2 Locked Edit means the timelines for the audio and visual elements are locked, but audio mixing, color correction, and VFX may still be in process.

6.	DELIVERY: You understand and agree that for Us to effectively market and distribute the Picture, it is essential that You comply with all the delivery requirements in The Picture Specifications & Delivery Requirements attached as Exhibit B.

7.	NOTICES AND PAYMENTS: Here are the addresses for both:

a.	To Licensor:

Kelly Merryman Hoogstraten, CEO

The Wonder Project, Inc.

2700 Pennsylvania Ave. Ste. 1000

Santa Monica, CA 90404

Email: kelly@thewonderproject.com

with a copy to:

Email:rina.yano@thewonderproject.com

b.	To Angel:

Neal Harmon, CEO

Angel Studios, Inc.

295 West Center Street

Provo, UT 84601

Email:  legal@angel.com

8.	SPECIAL PROVISIONS:

a.	Angel Non-Branding: Notwithstanding anything to the contrary herein, Angel reserves its rights to withhold its brand name, trademarks or service marks (whether or not registered), logos or tag lines (collectively, all such intellectual property is hereafter referred to as “Trademarks”) from any marketing and/or distribution of the Picture or change the manner in which it is identified. Licensor will promptly comply with Angel written instructions pertaining to the use of its Trademarks.

b.	Final Cut: Licensor shall have final creative control over the Picture including control over all aspects of production after Angel’s meaningful consultation with respect to the run time. In the case of any theatrical release or product, Angel shall have the right to determine the final run time after review of Licensor’s Locked Edit and acknowledges that the cut publicly screened at the 2024 Toronto Film Festival shall be deemed the “Locked Edit”. Such determination shall be within 15 minutes of Licensor’s Final Cut and Licensor shall determine in its sole discretion how to edit to conform to Angel’s runtime.

c.	Pay-It-Forward: The parties agree to mutually approve the treatment and delivery of a “Pay-it-Forward” campaign to be included in the end credits of the film (including any perks or other incentives offered by Licensor as part of any Pay-it-Forward campaign) conducted as an appeal to viewers to pay money solely to show appreciation for the Picture for which there is no other reward given in return, or to pay for the Picture to be distributed to others as well as to fund future episodes of the Picture, if any (“PIF”). Licensor agrees i) not to engage in any PIF campaigns without the consent and/or participation of Angel during; and ii) to use reasonable best efforts to fulfill any PIF perks or incentives offered by Licensor in consultation with Angel.

d.	Angel Not a Registered Financial Services Firm: Angel is not registered as a broker or dealer, intermediary platform, finder, or investment adviser of any kind, and is not providing You with any services that would require registration as such, including but not limited to any of the services described in Paragraph 5 above.

e.	Issuer’s Guarantee of Regulatory Compliance: The Issuer ( as defined by the SEC and whether the Issuer is Licensor or Angel) of any security in the Picture agrees that the Funding Campaign is controlled solely and exclusively by Issuer, including all final decisions regarding its “messaging” and all other aspects of its operation. By signing this agreement, You/Angel acknowledge and agree that:

i.	Funding Campaign a Regulated Security: Your Campaign may qualify as the issuance of securities governed by applicable state and federal securities laws.

ii.	Licensor’s Obligation of Compliance: It is solely Your obligation to comply with all applicable securities laws and You agree to comply with all such laws, including but not limited to applicable marketing and advertising rules, and the antifraud provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, each as amended.

iii.	Angel’s Non-Obligation for Licensor’s Compliance: Angel expressly disclaims responsibility for Your compliance with any applicable laws and governmental regulation of any crowdfunding campaign for which You are an Issuer.

iv.	Adverse Consequences: You understand that failure to comply with applicable securities laws may subject You, Angel and third-parties to adverse regulatory and enforcement consequences.

9.	DEFINITION OF TERMS: Capitalized words have the meaning set forth in these Deal Terms or elsewhere in the Agreement; if not defined therein, undefined capitalized words have the meaning commonly understood in the entertainment industry.

10.	DEAL TERMS GOVERN: The Deal Terms shall govern and control to the extent of any conflict with The Standard Terms and Conditions.

11.	SIGNATURES AND COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. Authentic electronic or digital signatures shall have the same force and effect as original signatures.

[Signature Page Follows]

AGREED TO AS OF THE EFFECTIVE DATE:

THE WONDER PROJECT, INC.		ANGEL STUDIOS [TBD], INC.

By:	/s/ Tristen Tuckfield	By:	/s/ Patrick Reilly
Name:	Tristen Tuckfield	Name:	Patrick Reilly
Title:	Chief Commercial Officer	Title:	Chief Executive Officer

Exhibit A

THE STANDARD TERMS AND CONDITIONS

Herewith are the Standard Terms and Conditions (“ST&C”) to that certain Picture Distribution Agreement dated March 7, 2025 between Licensor and Angel. Capitalized words have the meaning set forth herein or elsewhere in the Agreement; undefined capitalized words have the meaning commonly understood in the entertainment industry.

1.	CONTINGENCIES/APPROVAL OF CHAIN-OF-TITLE: To clear the chain-of-title, Licensor must establish that Licensor is the sole owner of any and all literary, dramatic or musical material not otherwise within the public domain, free of any claim, lien, limitation or condition of any kind. Licensor shall obtain all clearances and/or make or cause to be made any and all screenplay changes which may be necessary to obtain customary errors and omissions insurance. As used herein, “Underlying Material” shall mean all Underlying Material that is:

a.	written or composed for use in the Picture;

b.	acquired, supplied or assigned by Licensor (or by any other person that produced or was associated in the production of the Picture) for or in connection with the Picture;

c.	included in the Picture; and/or

d.	on which the Picture is based in whole or in part.

2.	ANGEL RIGHTS: Subject to the Deal Terms, Licensor hereby exclusively and irrevocably grants, assigns, and licenses to Angel throughout the Term and in the Territory the sole and exclusive right, license and privilege under copyright in and to the Picture to authorize, license and sublicense others to, exhibit, distribute, release, sell copies of, dispose of, transmit, reproduce, broadcast, publicize, manufacture, publicly display, project, publicly perform, market, advertise, promote, tag and edit or cause the Picture to be tagged and edited for i) skipping through the Picture, ii) streaming the Picture with or without sound at the user’s direction; and iii) the facility for users to tag and skip through tags at their own direction, and otherwise exploit the Picture (and its plot, themes and other elements) and any and all cuts, re-cut, edited, re-edited, dubbed, re-dubbed and other versions thereof, and trailers and clips and excerpts therefrom, by any and every means, method, process, device, exhibition, distribution, exploitation, delivery and manner of transmission means now known or hereafter devised or invented, and in all markets within the Territory and media now known and hereafter devised or exploited, in any and all languages (whether dubbed or subtitled or otherwise) in all linear formats, including, without limitation, (i) all forms of theatrical, (ii) all forms of non-theatrical, including without limitation all educational, industrial, hotel/motel, ships, commercial in-flight and trade distribution, (iii) all forms of television (including, without limitation, free, pay, pay per view, terrestrial, satellite, and cable, regardless of the delivery system or payment system (if any) involved, including without limitation all rights to transmit, broadcast and exhibit the Picture by means of free, toll, pay, subscription and theatre (including transmission or broadcast by open or closed circuits to any theatre or other place where an admission fee is charged to view the broadcast or transmission of the Picture) television, all other forms of satellite and relay television, pay-per-view television, and any and all other kinds of open or closed circuit systems), and all forms of video-on-demand (including without limitation SVOD, TVOD, AVOD, CVOD and NVOD), provided that Angel shall maximize such video-on-demand revenue by not streaming exclusively on Angel or Wonder platforms, in the event revenue opportunities with third party platforms arise; (iv) online/internet, digital streaming, interactive, clips, mobile (e.g., cell phones), and any and all allied and ancillary rights without reservation of any kind, as well as the exclusive right to advertise, publicize and promote any and all of the foregoing (hereinafter referred to as “Angel Rights”). These rights shall also include, without limitation, Video Devices which are defined as all physical forms of home video or other home viewing technology now known or hereafter devised (including without limitation cassette, videodisc, DVD, HD DVD and Blu Ray (collectively, “Video Devices”); and the right to use, produce and exploit any special feature material (i.e., DVD special features and extras) in connection with the exploitation of the Picture

a.	Included Rights: Without limiting the generality of the foregoing definitions included in Paragraph 2. above, the Parties agree that the “Angel Rights” include the following, subject to all third party restrictions and obligations:

i.	Promotional Clip Rights: The exclusive right to broadcast, transmit or reproduce, separately from other portions of the Picture, the visual portion, sound or music contained in the Picture, or clips or excerpts as well as dramatizations or summaries of such visual portion, sound or music of the Underlying Material, or any part or combination of all or any part of the foregoing, in connection with the advertising and promotion of the Picture;

ii.	Name and Likeness: Licensor hereby grants all the exclusive rights it has to use the names and likenesses of the cast, and any other person who rendered services or granted rights in or for the Picture, and to use the name and trademark of Licensor, in and in connection with the Picture and the advertising and exploitation of the Picture, including Commercial Tie-in Rights, subject to reasonable and customary restrictions in written contracts with such persons that have been approved in advance in writing by Angel (existing name and likeness restrictions pre-approved);

iii.	Commercial Tie-ins: The exclusive right to enter into and exploit commercial tie-ins with respect to advertising and promotion of the Picture. As used herein, the term “commercial tie-in” refers to a type of advertising or exploitation in which some product, service or commodity (in addition to the Picture) is advertised (“Commercial Tie-in Rights”);

iv.	Merchandising License: Angel hereunder retains stand-alone merchandising rights and a first right of refusal for any unexploited stand-alone merchandising rights. All merchandising is subject to mutual approval not to be unreasonably withheld between Angel and Licensor. Any stand-alone merchandise created in association with the Picture (including but not limited to board games, toys, books, graphic novels, novelizations, items of wearing apparel, food, beverages and similar items which make reference to or are based upon or adapted from the Picture or any part thereof (including the title thereof)) is not part of Gross Angel Licensing Revenues or the application of Gross Angel Licensing Revenues. Angel shall pay Licensor a 20% fee on all revenues generated by stand-alone merchandise, subject to the approval by Licensor. Angel will be paid a 20% fee on all revenues generated by stand-alone merchandise created and exploited by Licensor, subject to the approval by Angel. For the avoidance of doubt, all merchandise created and sold in conjunction with the exploitation of the Picture are part of Gross Angel Licensing Revenues and the application of Gross Angel Licensing Revenues, to the extent not included in Commercial Tie-in Rights (“Merchandising License”) and will also include the following:

v.	Electronic Publishing Rights: The exclusive right to license, reproduce, use, adapt, distribute, display, perform or create derivative works based on the Picture or any portion thereof (including, without limitation, video games and interactive games and devices), that are electronically read, digitized, interactive and computer-based or computer-assisted systems, devices and services in photographic, audio, video, optical, digital or interactive form or in any other form or method of copying, recording, manipulation, transmission or use thereof, whether now known or hereafter devised, the purpose of which is to allow the user to selectively display, manipulate or perform the Picture, derivative material based on the Picture or portions thereof, alone or in conjunction with other audio, video, photographic, digital, computer software, firmware, hardware or any other systems now known or hereafter devised (“Electronic Publishing Rights”);

vi.	Non-Fungible Tokens (“NFTs”): The exclusive right to exploit physical or digital objects derived from or otherwise related to the Picture and any Underlying Material upon which it is based as NFTs (including the right to create new physical or digital objects as NFTs). In connection therewith, the right to tag and employ other panning and scanning requirements (including any re-sizing of the picture to conform to NFT context requirements);

vii.	Music Publishing Rights: One Hundred Percent (100%) of all music publishing rights for original music contained in the Picture to allow Angel to register the cue sheets with relevant performing rights societies (PROs) and collect royalties on behalf of composers, musicians, and artists rendering music composition services for the Picture (not including the “Writer’s share” of the publishing rights);

viii.	Pre-Delivery Activities; Sublicenses: Licensor agrees that from and after the date hereof, Angel shall have the exclusive right to (i) advertise, promote, publicize and market, and engage in other customary pre-sales and pre-release activity in the Territory with respect to, the Picture, (ii) negotiate, enter into, administer and service distribution agreements or licenses of the Rights in the Territory (each, a “Sublicense” and, collectively, “Sublicenses”), and (iii) to deliver the Picture (including creating delivery materials to the extent permitted or required hereunder), collect amounts due, and otherwise perform its obligations or enforce its rights and remedies under Sublicenses. Notwithstanding anything to the contrary contained in this Agreement, Licensor agrees to honor and abide by the terms of all Sublicenses hereunder to the extent such Sublicenses do not conflict with the terms of this Agreement. Licensor further agrees that it will not exercise or permit any third parties which may have a lien in and to the Picture, the Rights and/or the Gross Angel Licensing Revenues (as defined below) to exercise its rights or liens as secured parties or otherwise act in a manner which will disturb, infringe upon, interfere with, prevent or impede the full, complete, free and unencumbered exercise by any distributor or licensee of its rights under any of the Sublicenses, except as otherwise may be agreed in writing in advance by Angel;

ix.	Angel Guild Torch Submission: During the Term, You grant Us the non-exclusive right to stream, display, monetize and/or otherwise exploit your final Torch submission on any and all Angel platforms (“Angel Torch Rights”), including any reformatted versions thereof as well as alternate and/or repeated submissions to differing viewer groupings and/or on differing viewing platforms and/or other methods (such as email campaigns) bundled with other content and/or featured alone all as determined by Us in our sole discretion; and

x.	Other Rights: All other linear rights of every kind and nature whatsoever in and to the Picture.

3.	EDITING RIGHTS: Notwithstanding anything to the contrary in this Agreement, Angel may cut or edit the Picture, or cause the Picture to be cut or edited, for (a) standards and practices compliance (airline, broadcast, and otherwise), including time compression (and editing for time); (b) creating commercial breaks; (c) potential or actual legal claims; (d) censorship compliance; (e) ratings compliance; (f) panning and scanning requirements (including any re-sizing of the picture to conform to broadcast requirement); (g) closed-captions materials, bonus materials and/or Angel’s own promotional reel; and (h) subtitling and dubbing.

4.	CONSIDERATION: All consideration set forth in Paragraph 4 of the Deal Terms is conditioned upon the Picture being produced in accordance with the requirements of this Agreement and being completely delivered on the Delivery Date. Such consideration shall be deemed full consideration for all rights granted and services performed by Licensor hereunder. In connection with the calculation of the Net Revenue Share set forth in the Deal Terms, “Permitted Distribution & Marketing Expenses” shall include the following:

a.	“Distribution Expenses:” All actual, direct, verifiable, accounted for, out-of-pocket costs and expenses incurred in connection with the marketing, promotion, advertising, manufacturing, distribution, exhibition or other exploitation of the Picture including, without limitation, manufacturing costs, production costs, translation costs, dubbing costs, insurance costs, purchase costs, distribution costs, third-party processing fees, payment processing fees, costs for providing streams, fees charged by credit card issuers, fees charged by third-party e-commerce platforms, applications and services; fees charged by resellers, costs associated with returns and warranty claims; costs of required union or guild residuals; and directly attributable personnel costs. For the avoidance of doubt, Distribution Expenses shall exclude any general overhead charge. No single Distribution Expense item shall be deducted and recouped more than once. Distribution Expenses shall be net of any rebates or discounts received by Angel in connection with the advertising, publicity, promotion and/or distribution of the Picture.

b.	“Marketing Expenses:” All actual, direct, verifiable costs, charges and expenses incurred for or in connection with advertising, promoting and publicizing the Picture in any way, including, without limitation, all costs incurred directly or charged by third parties in connection with trailer production, social media promotion, audience testing, market research and directly attributable personnel costs. For the avoidance of doubt, the foregoing Marketing Expenses shall exclude any general overhead charge. Marketing Expenses from an affiliated entity of Angel or its management shall be disclosed to Licensor and any fees charged by such affiliated entity shall be at market rates.

5.	THIRD-PARTY OBLIGATIONS: Angel is responsible for and shall act as paymaster for any and all collective bargaining payments and mandated residuals payable to any party by reason of the exercise of the Angel Rights, including, without limitation, the Writers Guild of America, Directors Guild of America, Screen Actors Guild, American Federation of Musicians and IATSE.

6.	ACCOUNTINGS/PAYMENTS:

a.	Accountings: Angel and Licensor shall maintain true, accurate, and complete books and records with respect to the Picture at its principal place of business during the Term. Angel shall render statements to Licensor specifying the amounts collected, expended and to be distributed with respect to the Rights granted hereunder showing its Gross Angel Licensing Revenues, Net Licensing Revenues, as well as any revenue Angel and/or Licensor derives from the exercise of its Social Media Clip Licenses during the Term (the “Records”). Angel shall pay Licensor and Licensor shall pay Angel (if applicable), all revenues payable to the other, quarterly in the amounts payable pursuant to Paragraph 4 of the Deal Terms and deliver with the payment, statements of the Records, within forty-five (45) days after the expiration of the applicable quarter. The applicable accounting periods shall coincide with the following fiscal quarters: January through March, April through June, July through September, and October through December. Statements shall be rendered on calendar quarterly basis for the first two (2) years, on a semi-annual basis for the next two (2) years and annually thereafter. Angel will account to Licensor in customary manner in the Media and Entertainment industry of the United States of America - which accounting shall include a summary of distribution activities, costs, and revenues. Notwithstanding the foregoing, no accounting shall be rendered for any period in which no receipts are received, or no distribution activities occur.

b.	Audit Rights: Licensor may, at Licensor’s sole cost and expense, but not more than once annually throughout the term of the Agreement, audit those books and records of Angel that pertain to the calculation of Licensor’s Net Revenue Share for any preceding period. Said audit shall be conducted by a certified public accountant selected by Licensor, subject to Angel’s approval, which approval shall not be unreasonably withheld. The audit shall be conducted during Angel’s regular business hours, upon thirty (30) days’ advance notice, in a manner that does not interfere with Angel’s normal business activities. The auditor shall simultaneously provide a complete written copy of the audit results to Angel and Licensor. Licensor If said audit uncovers an underpayment to Licensor, Angel shall pay the underpayment within 60 days following receipt by Angel of the audit results if Angel agrees that the audit results are correct or, if a disagreement occurs, shall pay the undisputed amount and shall pay any remaining amount after the proper amount is determined. If any underpayment to Licensor exceeds ten percent (10%) of the total for the applicable reporting period, Angel shall reimburse Licensor its reasonable out-of-pocket audit costs at the same time that Angel pays the underpayment. Angel is granted identical rights and conditions of inspection of Licensor’s records, as set forth in this Paragraph 7 with respect to Licensor’s rights and conditions to inspect Angel’s records.

8.	INSURANCE: Licensor will procure and maintain, beginning on the Effective Date of the Agreement and for a period of not less than 3 years thereafter, at no cost to Angel, an errors and omissions insurance policy (“E&O Insurance”), with coverage conforming to the criteria set forth in Exhibit B, enumerated Paragraph 1. In addition, such policy shall insure Angel, its Affiliates, the sponsors and distributors of the Picture and their respective advertising agencies (collectively, the “Angel Parties”), against any liability resulting from the transmission hereunder of the Picture. Further, the E&O Insurance will (a) be issued by a reputable insurance carrier and rated A-/X or better in Best’s Insurance Guides, (b) name the Angel Parties as additional insureds, (c) be primary and not in excess of or contributory to any other insurance policies provided for the benefit of, or maintained by, Angel, (d) contain an express waiver of any and all rights of subrogation that the insurers may have against Angel, and (e) provide for at least thirty (30) days advance written notice to Angel of any cancellation, non-renewal or other material change thereto. Upon request, Licensor will furnish Angel with a certificate of media liability insurance covering Angel’s authorized exhibitions and transmissions of the Picture and satisfying, at a minimum, the coverage and term requirements specified above.

9.	REPRESENTATIONS & WARRANTIES:

a.	Licensor and Angel each hereby represent, warrant and covenant to the other as follows: (i) It is duly incorporated or organized, validly existing and in good standing under the laws of its state or country of incorporation or organization; (ii) it has the full power, authority and ability to enter into, execute, deliver and perform all its obligations under this Agreement; (iii) this Agreement constitutes a valid and binding obligation of it enforceable in accordance with the terms hereof; (iv) the execution, delivery and performance of this Agreement will not cause it to be in material breach of a third-party agreement which breach would jeopardize its ability to perform its obligations hereunder; (v) neither party shall, nor shall either party permit or assist any Affiliate or third-party to, challenge or undermine the intellectual property (including without limitation, the Trademarks and Licensor Marks) ownership rights of the other party; and (vi) if either party becomes aware or has reason to believe that the intellectual property of the other party is being infringed by a third-party, it shall promptly notify the other party in writing, and reasonably cooperate in the investigation and enforcement of the other party’s intellectual property, at the cost and expense of the other party.

b.	Licensor hereby further represents, warrants and covenants to Angel as follows: (i) other than the third-party obligations in paragraph 5 of these ST&Cs, the Picture, when delivered to Angel, will be free and clear of any liens or encumbrances which would impair or interfere with Angel’s quiet enjoyment of its rights hereunder throughout the Territory and term set forth in the Deal Terms; (ii) Other than historical elements, the Picture is not in the public domain and will not violate or infringe any applicable law or regulation (iii) Licensor has obtained all rights, permissions, releases and licenses (including all music master and synchronization licenses) required to enable Angel to fully exploit and promote the Picture in accordance with the terms of this Agreement; (iv) Licensor shall deliver all the Delivery Elements by the Delivery Elements Due Date, including, without limitation, the E & O Insurance as required in Paragraph 8 above; (v) All third-party participations, deferments, royalties, fees and other payments necessary to deliver the Picture free and clear of any incumbrances or defects shall be borne solely by Licensor, as further set forth in Paragraph 5 above; (vi) the Picture has been produced and records kept in accordance with the Child Protection Restoration and Penalties Enforcement Act of 1990 and any amendments thereto; (viii) Licensor will promptly undertake to secure and diligently preserve throughout the Term of this Agreement any and all necessary and proper trademarks, service marks and/or copyright registrations and renewals, in the appropriate class or classes, pertaining to the Picture; and (ix) the Picture will not violate or infringe any third-party intellectual property rights.

c.	Publicly Traded Insider Information Liability: Licensor hereby acknowledges, understands, and agrees that (i) following the consummation of the Agreement, ASI is or will be a publicly-held company through a merger with South Port Acquisition Corporation (the “SPAC”) and (ii) Licensor is aware that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Licensor hereby further acknowledges and agrees that it will not during the period commencing on Effective Date and ending on March 31, 2025, directly or indirectly, effect any purchase or sale transaction in any securities of ASI or the SPAC, including any transaction that transfers, in whole or in part, any of the economic consequences of ownership of any of such securities.

10.	INDEMNITY:

a.	Angel will defend, indemnify, and hold harmless Licensor and its parent, subsidiary, affiliated and related companies, and the directors, officers, agents, representatives and employees of each of the foregoing from and against any and all third party claims and causes of action, losses, costs, expenses, settlements, damages, judgments, fees, harm or liabilities, including reasonable attorneys’ fees (collectively hereafter, “Costs”) resulting from (a) any breach by Angel Studios of any of its representations, warranties and/or agreements hereunder; and/or (b) the development, production, distribution and/or exploitation of the Picture by Angel Studios, except to the extent covered by Licensor’s indemnification below.

b.	Licensor will defend, indemnify, and hold Angel Studios and its parent, subsidiary, affiliated and related companies, and the directors, officers, agents, representatives and employees of each of the foregoing harmless from and against any and all Costs related to (a) breach by Licensor of its representations, warranties and/or agreements hereunder; (b) the license by Licensor of the rights in the Underlying Material; ( c ) Licensor’s acts or omissions in connection with the development, production, distribution and/or exploitation of the Picture; (d) Licensor’s distribution of the Picture outside of the Territory (if applicable); and/or (e) the development, production, distribution or other exploitation of the Underlying Material.

c.	Either party seeking indemnification under this Agreement (the “Indemnified Party”) shall give written notice to the party required to provide indemnification hereunder (the “Indemnifying Party”) and the Indemnifying Party shall promptly, at the Indemnified Party’s request, assume and diligently conduct the entire defense of any suit or action, or the making of any claim as to which indemnity may be sought hereunder, including settlements and appeals, at the Indemnifying Party’s sole cost and expense, and the Indemnifying Party shall pay and discharge any and all settlement amounts, judgments or decrees which may be rendered. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement that: (i) could affect the intellectual property rights or other business interest of the Indemnified Party; (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation; or (iii) requires any consideration other than the payment of money by the Indemnifying Party.

d.	Licensor shall promptly and timely execute any additional document(s) and take any additional action(s), at Licensor’s sole cost and expense, that Angel deems necessary or desirable in order for Angel to enforce and/or defend its rights under this Agreement.

e.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, NOR SHALL A PARTY HAVE A RIGHT AS AGAINST THE OTHER PARTY, FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, OR EXEMPLARY PUNITIVE DAMAGES, HOWEVER CAUSED AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.	For avoidance of doubt, the party that owns any intellectual property that is infringed by a third party, shall be the sole party with the right to enforce its intellectual property rights in court or before another decision-making authority against such infringing third-party, and the proceeds from any judgment, settlement or award arising from such enforcement action shall only inure to the benefit of the party enforcing its intellectual property rights.

12.	DEFAULT:

a.	Licensor Default: Licensor shall be in default if Licensor breaches any term, covenant, or condition of this Agreement. Angel shall give Licensor written notice of any claimed default and if the default is capable of cure, then Licensor shall have thirty (30) days after its receipt to cure any default. If the default is incapable of cure, or if Licensor fails to cure within the time provided, then Angel may terminate this Agreement upon written notice to Licensor. Without limiting the foregoing, in the event Licensor is in breach of the representations and warranties given in Paragraph 9, Angel shall have the right to terminate this Agreement. Any claim arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including but not limited to alleged violations of state or federal statutory or common law rights or duties shall be resolved solely and exclusively by final and binding arbitration in accordance to the JAMS Arbitration Rules and Procedures.

b.	Angel Default: No failure by Angel to fulfill any of its obligations hereunder shall constitute a breach of this Agreement by Angel unless and until the Licensor has provided Angel with written notice specifying such failure(s) and Angel has failed to cure such failure within thirty (30) days after receipt of a judgment from a competent tribunal (i.e., arbitrator or district court) finding Angel has in fact breached the Agreement. Such written notice by Licensor to Angel must be delivered to Angel via only the approved means of notification identified in Paragraph 15 below and must explicitly contain the following information: (i) the exact nature of the claimed failure, (ii) a statement that the writing constitutes a “formal notice of default”, and (iii) the date in which the failure is alleged to have occurred. In the event of any dispute relating to the subject matter of this Agreement, the Agreement shall remain in full force and effect and Licensor will be limited to its remedies at law for monetary damages, if any, actually sustained by Licensor as determined by the relevant tribunal. Licensor hereby waives and disclaims, to the fullest extent permitted by law and notwithstanding anything to the contrary herein, any right to seek, accept or be awarded any equitable remedy against Angel or its Affiliates, including without limitation, any enjoining, revocation, rescission, limitation, impairment or alternation of Angel Rights, the Licenses or Angel’s rights to distribute, promote or exploit the Picture under the express terms of the Agreement.

13.	ASSIGNABILITY: The Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and permitted assigns. Angel shall only have the right to assign, transfer, delegate, license, sublicense, and/or convey this Agreement, and/or any of its rights, licenses, privileges, and/or obligations hereunder, in whole or in part, all or any portion of this Agreement or any or all of its rights or obligations hereunder to: (a) an entity into which Angel merges or is consolidated; (b) a person or entity which acquires all or substantially all of Angel’s business and assets; (c) an entity owned or controlled by Angel and (d) any third party approved in writing by Licensor; in each such case, that is financially responsible and capable of performing Angel’s then-current executory obligations to Licensor and assumes ass of Distributor’s executory obligations under this Agreement in writing. Licensor shall not assign its rights and/or delegate its duties hereunder without the express written consent of Angel. Notwithstanding the foregoing and only in the event the Date of Accepted Delivery has occurred, Licensor may assign the right to receive payments as under this Agreement to up to one additional payee upon timely written notice to Angel, pursuant to a customary ‘direction to pay’ letter to be provided by Angel and signed by an authorized officer of Licensor.

14.	LICENSOR MARKS: The Parties agree that any and all uses of the logos, trademarks or service marks (whether or not registered) and tag lines of Licensor (collectively referred to hereafter as the “Licensor Marks”), and all goodwill generated thereby, shall inure to the benefit of, and belong exclusively to, Licensor and Licensor’s successors and assigns. Angel agrees to provide to Licensor, on request and for no cost, specimens of use of the Licensor Marks and sworn statements of use. Licensor shall be solely liable for any third-party claims for infringement that may arise from the use of the Licensor Mark in domestic and foreign jurisdictions. Angel also agrees that the quality of all goods and services provided under the Licensor Marks shall be of the same general quality as those provided by Licensor and that Angel will cooperate with Licensor’s monitoring of that quality.

15.	NOTICES AND APPROVALS: Any notice hereunder must be in writing and shall be deemed given and received (except for notice of change of address which shall be deemed given and received only upon receipt thereof): (a) on the date of personal delivery; (b) on the fifth business day following the day of mailing by prepaid certified mail (return receipt requested); (c) on the day of transmission by facsimile with written confirmation; (d) in the case of Accounting Statements only, by regular mail on the postmarked date or via email; or (e) on the next business day following the day of shipment via a nationally recognized overnight courier service with signature of confirmation of receipt, as the case may be, to the party to be notified at the addresses set forth in Paragraph 7 of the Deal Terms.

16.	INTELLECTUAL PROPERTY DEFINITION IN BANKRUPTCY: In the event of a bankruptcy by Licensor, including without limitation, a petition or bankruptcy filed in court by or against Licensor, or If Licensor shall be judged insolvent by any court or if a trustee or a receiver of any property of Licensor shall be appointed in any suit or proceeding by or against Licensor, or if Licensor shall make an assignment for the benefit of creditors or shall take the benefit of any bankruptcy or insolvency act, or if Licensor shall liquidate its business for any cause whatsoever, Licensor acknowledges and agrees that the licensed rights hereunder are fundamentally in the nature of "intellectual property" as defined in the Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor statute (the "Bankruptcy Code"), and that all licensed rights are fundamental to the basic license hereunder; and therefore all licensed rights should be deemed intellectual property subject to Section 365(n)(1)(B) of the Bankruptcy Code. Licensor agrees that the definition of "intellectual property" in Title 11 of the United States Code shall also include trademark and service marks, as trademarks and service marks are inextricably linked to other intellectual property rights granted under this Agreement.

17.	MISCELLANEOUS:

a.	Integration and Amendments: The Agreement constitutes the entire understanding of the Parties and revokes and supersedes all prior agreements (whether written or oral, express or implied) between the Parties relating to the Picture. This Agreement shall not be modified or amended except in writing signed by the Parties and specifically referring to this Agreement. This Agreement may not be amended by course of conduct or oral agreement. This Agreement shall take precedence over any other documents that may be in conflict herewith.

b.	Advertising Materials: Licensor hereby grants to Angel a limited, exclusive, non-transferrable, royalty-free license to use the Licensor Marks in Angel’s marketing materials where applicable, and Licensor agrees that Angel may indicate in such materials that the parties have entered into a license agreement pertaining to the Picture. Licensor may terminate Angel’s right to use the Licensor Marks, in whole or in part, by providing written notice to Angel if Angel’s usage of the Licensor Marks does not adhere to Licensor’s then-current written policies provided to Angel regarding the use of Licensor Marks.

c.	Governing Law/Jurisdiction: Subject to Paragraph 16(f), the interpretation, construction, validity, performance, and enforcement of this Agreement shall be governed in accordance with the laws of the United States of America and the laws of State of Utah, as if signed and performed wholly within Utah. The exclusive jurisdiction and venue of any action regarding this Agreement shall be in the state or federal courts located in Provo, Utah, and each of the Parties submits itself to the exclusive jurisdiction and venue of those court and shall not raise any claim of inconvenience or lack of personal jurisdiction as a defense against the jurisdiction of such courts.

d.	Construction: References in this Agreement to “Paragraphs”, “Sections” or “Exhibits” are to sections and exhibits herein and hereto unless otherwise indicated. The terms “Paragraph” and “Section” may be used interchangeably. Except as specified in a particular context, the word “or” means each as well as all alternatives. All terms defined in the singular form will have comparable meanings when used in the plural form and vice versa. This Agreement shall be construed as if the Parties had equal participation in drafting it.

e.	Sublicensees: Angel shall be responsible for its sublicensees’ compliance with the terms and conditions of this Agreement as if each sublicensee were the Angel itself, including, without limitation, the accounting for and payment of all Compensation applicable to the sublicensee’s exercise of the license rights granted by this Agreement. Angel shall not grant a sublicense to any third-party except pursuant to an enforceable, written sublicense agreement consistent with the terms and conditions of the Agreement.

f.	Mediation: In the event of a dispute between the Parties, prior to commencing any litigation, the Parties agree to enter into good-faith non-binding mediation with a mediator mutually selected by the parties. Such mediation shall take place in either Los Angeles, California or Provo, Utah. Each party shall pay its own costs of the mediation and the cost of the mediator shall be divided equally between the parties. The mediator shall be a retired judge or an attorney with no less than ten (10) years of experience in resolving disputes in the motion picture entertainment industry.

g.	Force Majeure: Notwithstanding anything herein to the contrary, neither party shall be liable to the other in damages or otherwise owing to any failure to perform hereunder, except for the payment of any fees or revenue splits, caused by fire; earthquake; flood; epidemic; accident; explosion; casualty; strike; lockout; labor action; riot; civil disobedience; act of a public enemy; embargo; war; declared disaster; act of God or force majeure; application of municipal, state or federal ordinance or law; act of a legally constituted executive authority, whether municipal, state of federal; or the issuance of any executive order. In no event, however, shall inclement weather be deemed or constitute an event of force majeure for any purpose of this Agreement.

h.	Confidentiality: Each Party, on behalf of itself and, respectively, any entity or individual that is under the direct or indirect control of, or exercises control over, such Party through ownership, management, or other significant influence (all such entities or individuals referred to collectively herein as “Affiliates”), agrees not to disclose the terms or conditions of this Agreement to any third-party without the prior consent of the other party. These confidentiality obligations are subject to the following exception: (i) disclosure is permissible if to financial advisors, accountants, and attorneys; and (ii) disclosure is permissible if required by the government, court order, or subpoena, if required by law or if required to enforce rights under this Agreement; provided the Party required to disclose first gives the other Party sufficient prior notice to enable the non-disclosing Party to seek a protective order, and reasonable steps are taken to maintain the confidentiality of this Agreement.

i.	No Publicity: Except in connection with Angel’s promotion and marketing of the Picture in accordance with this Agreement, which all press releases shall be subject to mutual approval by the parties, as a material obligation of this Agreement, neither party will use the other party’s Trademarks or Licensor Marks, or directly or indirectly reference or identify the other party, its products or services, or this Agreement, in any press release, advertising, case study or other public announcement, without such other party’s prior written consent in each instance. Angel agrees that no marketing of the film as “faith-based”, and no association of the Picture with other film releases by Angel (e.g., “from the studio that brought you Sound of Freedom).

j.	Successors and Assigns: This Agreement shall be binding on and shall inure to the benefit of the Parties and their Affiliates, successors, and permitted assigns as further described in Exhibit A at Paragraph 12.

k.	Waiver: No waiver by either Party of any default hereunder shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement. A waiver shall only be valid if in writing.

l.	Severability: If any provision of this Agreement, or the application of such provision to any person or party, in general or the circumstances, is determined to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, that invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and this Agreement will remain in full force and effect and be legally effective as if that illegal, invalid, or unenforceable provision were not a part of this Agreement.

m.	Relationship of Parties: Nothing in this Agreement shall be construed to create among the Parties a partnership, joint venture, or principal and agent relationship, or to impose upon either Party any obligation for any loss, debt, or other obligation incurred by the other Party except as expressly set forth herein.

Exhibit B

THE PICTURE SPECIFICATIONS AND DELIVERY REQUIREMENTS

Licensor to conform the Picture to the guidelines located at: https://angelstudios.notion.site/Angel-Originals-Creator-Production-and-Spec-Sheet-38fa5c85358549a59fa59682a3e94808

BASIC LEGAL DELIVERABLES (Angel reserves the right to request additional documentation as needed to effectuate its distribution rights in and to the Picture).

1)	A copy of the insurance application, a copy of the full policy and a copy of the current certificate of occurrence based on Licensor liability (errors and omissions) insurance policy, with an insurance carrier approved by Angel, inclusive of title and music coverage and without any non-standard exclusions with three year coverage, along with a prior acts endorsement (if not already part of the policy), with liability limits of not less than $1,000,000 for each occurrence and $3,000,000 in the aggregate, with a deductible not to exceed $25,000 per occurrence, plus, if requested by Angel, a “Term of Contract Endorsement” (also known as a “Rights Period Endorsement”) for the length of the Term. Licensor shall deliver to Angel a certificate of such insurance and endorsement, in a form acceptable to Angel, naming as additional insureds thereunder the additional insureds specified in the Agreement. Licensor shall be responsible for all deductibles and retentions under the policy. The policy shall cover all aspects of the Picture and any and all materials relating thereto (including all underlying material with respect thereto, all behind-the-scene footage, “making of” documentaries, bloopers, EPK’s, and DVD bonus materials), all trims and outtakes, as well as the title of the Picture, the music therein, and the distribution/release of the Picture on video cassettes, tapes, discs and future technology) and each endorsement to this effect shall be delivered. The policy shall include a provision that the policy shall be primary and not contributory to any other insurance provided for the benefit of or by any additional insured. The policy shall be on a per-claim basis and shall be issued from a reputable company. The insurance carrier shall agree to name any other person and/or entity as an additional insured, at no additional cost, and provide a certificate of insurance and additional insured endorsement with respect thereto, as requested by Angel throughout the policy term. If the Picture is based on (or inspired by) a true story and/or true event(s), the true-life components shall be covered under the policy and documentation to this effect shall be delivered.

2)	Licensor shall submit to Angel complete and accurate copies of all documents comprising the full and complete chain of title for the Picture complete and sufficient to grant the rights to Angel hereunder in form and substance satisfactory to Angel, which satisfaction will not be arbitrarily withheld, including, without limitation, receipt by Angel of all necessary releases, assignments, supporting agreements and documentation required by Angel.

3)	Title and copyright reports – Licensor shall submit to Angel the following reports and opinions: (i) a current (i.e. within sixty (60) days of the delivery date) U.S. copyright report from a reputable service (e.g. Thomsen CompuMark or IP Innovations), and (ii) a current (i.e. within sixty (60) days of the delivery date) title report (from a reputable service (e.g. Thomsen CompuMark or IP Innovations) and opinion of counsel indicating that the title “Sketch” is cleared for use as the title of the Picture.

4)	If SAG-AFTRA production – copy of SAG-AFTRA final cast list in the format approved by SAG-AFTRA. If DGA production – copies of DGA form deal memos for all DGA personnel. If WGA production – copies of all writer agreements and the WGA final credit determination letter for the Picture and proof of payment of script publication fee. If IATSE-- copies of IATSE form deal memos for all IATSE personnel.

5)	Copyright Registration:

a)	One certificate of United States copyright registration for the screenplay. If the certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the screenplay once registered.

b)	One certificate of United States copyright registration for the motion picture. If the stamped certificate has not been returned from the Library of Congress, Licensor shall deliver a copy of the filed application and proof of payment of the registration fee. Licensor shall deliver one copy of the Certificate of Copyright Registration for the motion picture once registered.

6)	Personnel Documentation (All agreements shall include work-for-hire and/or assignment language unequivocally granting all rights to (“Licensor”), language which prevents equitable relief (including right of termination waiver and waiver of injunctive relief) and no limitation on Licensor’s rights of assignment.):

a)	List of main cast and personnel and their contact information.

b)	Copies of all agreements or other documents relating to the engagement of personnel in connection with the Picture not set forth above (including copies of the agreements for the principal cast (inclusive of any featured voices and cameo appearances) and all key personnel (e.g. director, director of photography, costume designer, production designer, editor, screenwriters (inclusive of all agreements for all rewrites), Licensor(s), unit production manager, 1st assistant director, 2nd assistant director, composers, music producer (if applicable), for all individuals and entities accorded credit in the billing block, etc.

c)	All agreements for all minors appearing in the Content shall be provided. The work permits (if applicable in the jurisdiction in which principal production took place), guardian release forms (if applicable), parental consent/inducement agreements, production permits (e.g., permit to employ minors as required in the jurisdictions in which principal production took place), the trust account documents (if applicable in the jurisdiction in which principal production took place (e.g., “Coogan Account” for U.S. productions)), etc. shall accompany all agreements for all minors. All documents shall be fully executed. Note: the employment of a minor must adhere to state, local and federal guidelines.

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